UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2017

99 CENTS ONLY STORES LLC

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 7.01 Regulation FD Disclosure.

On September 19, 2017, 99 Cents Only Stores LLC (the “Company”) announced the launch of a proposed amendment to its term loan credit facility, which would, among other things, extend the maturity date of the Company’s term loan facility by three years from January 2019 to January 2022 and reduce the Company’s cash interest obligations thereunder. The proposed amendment and extension transaction is subject to receipt of certain consents from lenders under the Company’s existing term loan and ABL facilities, as well as certain other customary conditions.

Under the proposed amendment, the maturity date of term loan facility would be extended to January 13, 2022, with a springing feature to the term loan facility’s current maturity date if a certain percentage of its existing senior notes due 2019 remain outstanding at that time.

The proposed amendment would increase the interest rate of the facility by 1% per annum and reallocate approximately $130 million of the existing first lien term loans held by the Company’s equity sponsors to a new second lien term loan facility.  This second lien term loan facility would be lien subordinated to the first lien term loan facility and provide for interest to be paid in kind at an annual rate equal to LIBOR plus 725 basis points, lowering the Company’s cash interest costs.  Lenders approving the proposed amendment will receive customary upfront fees at closing.  The proposed amendment would increase the junior lien capacity available under the Company’s term loan facility, which capacity may be available for refinancing transactions and future borrowing. In addition, the proposed amendment would include certain term lender-friendly covenant modifications and other amendments.

Although the Company is actively pursuing the amendment transaction described above as well as other opportunities to improve its capital structure and extend its maturity profile (including by refinancing, exchanging and/or amending the terms of its existing debt or issuing additional debt), some or all of the foregoing potential transactions or other alternatives may not be available to it in the foreseeable future or at all.  If the Company is unable to complete such transactions or other alternative on favorable terms or at all due to market conditions or otherwise, its financial condition could be materially and adversely affected.

The Company has included statements in this current report that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, the Company’s expectations with respect to the amend and extend transaction described herein.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this current report for reasons, among others, including (i) the ability of the Company to satisfy the conditions to the amend and extend transaction described herein, (ii) the ability of the Company to extend the maturity of its other indebtedness including its notes, pursuant to any potential refinancing thereof or otherwise, (iii) the willingness of the Company’s lenders and noteholders to participate in the transactions described herein, (iv) the availability of alternative transactions, (v) general market conditions and (vi) those reasons discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information disclosed in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated September 19, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated September 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99 CENTS ONLY STORES LLC

Dated: September 19, 2017	By:	/s/ Felicia Thornton
Felicia Thornton
Chief Financial Officer